Exhibit 99.20
ROLLOVER AGREEMENT
This Rollover Agreement (this “Agreement”), dated as of March 20, 2023, is entered into by and among Knight-Swift Transportation Holdings Inc., a Delaware corporation (“Parent”), Liberty Holdings Topco LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Holdings”), Max L. Fuller and William Eric Fuller (each a “Key Stockholder”) and each of the other Persons set forth on Schedule A (each, a “Stockholder” and, together with the Key Stockholders, collectively, the “Stockholders”). Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement (as defined below).
RECITALS
WHEREAS, concurrently with the execution and delivery of this Agreement, (i) U.S. Xpress Enterprises, Inc., a Nevada corporation (“East”), (ii) Parent and (iii) Liberty Merger Sub Inc., a Nevada corporation and indirect wholly owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”), which provides for the merger of Merger Sub with and into East (the “Merger”), with East surviving the Merger as an indirect wholly owned subsidiary of Holdings and Parent;
WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, each Stockholder will contribute and transfer to Holdings, on the Closing Date effective immediately prior to the Effective Time (the “Exchange Time”), the aggregate number of shares of Company Class A Common Stock and/or Company Class B Common Stock then set forth opposite such Stockholder’s name on Schedule A hereto under the heading “Rollover Shares” (such shares, with respect to each Stockholder, such Stockholder’s “Rollover Shares”), in exchange for a number of Class A Units of Holdings and a number of Class B Units of Holdings equal to the number of Rollover Shares contributed by such Stockholder at the Exchange Time (the Class A Units and Class B Units of Holdings to be issued to each Stockholder in exchange for such Stockholder’s Rollover Shares are referred to herein as such Stockholder’s “Exchange Units”);
WHEREAS, at the Exchange Time, Parent, Holdings and the Stockholders desire to enter into an Amended and Restated Limited Liability Company Agreement of Holdings substantially in the form attached as Schedule B hereto (the “Holdings LLCA”) that, among other things, sets forth the rights associated with the Exchange Units to be issued to the Stockholders and certain provisions relating to the governance of Holdings from and after the Exchange Time; and
WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement and as an inducement and in consideration therefor, Parent has required that each Key Stockholder and each of the other Stockholders agree, and each Key Stockholder and each of the other Stockholders has agreed, to enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Holdings and the Stockholders hereby agree as follows:

1. Exchange of Rollover Shares for Exchange Units.
1.1 Contribution and Exchange. Subject to satisfaction of the conditions to consummation of the Exchange set forth in this Agreement, effective at the Exchange Time, each Stockholder shall contribute, assign, transfer, convey and deliver to Holdings all of such Stockholder’s Rollover Shares, free and clear of any and all liens, except as may exist by reason of this Agreement, the Merger Agreement and applicable securities laws, and in exchange, Holdings shall issue to such Stockholder all of such Stockholder’s Exchange Units (such exchange, such Stockholder’s “Exchange”). From and after the Exchange Time, each Stockholder shall have no right, title or interest in or to such Stockholder’s Rollover Shares, which shall be owned and held by Holdings.
1.2 Conditions to the Exchanges.
(a) The obligations of each Stockholder to consummate such Stockholder’s Exchange is subject to the satisfaction (or waiver by such Stockholder in writing) of the following conditions:
(i) the conditions to the obligations of Parent and Merger Sub to consummate the Merger specified in the Merger Agreement shall have been satisfied or waived in accordance with the provisions of the Merger Agreement and the Merger will occur immediately following the Exchange Time;
(ii) the representations and warranties of Parent and Holdings contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of immediately prior to the Exchange Time;
(iii) Parent and Holdings shall have performed in all material respects all of their respective covenants, agreements and obligations contained in this Agreement that are required to be performed by Parent or Holdings, as applicable, under this Agreement at or prior to the Exchange Time; and
(iv) no Law enacted, entered, promulgated, enforced or issued by any Governmental Authority shall be in effect preventing the consummation of, or otherwise making illegal, such Stockholder’s Exchange.
(b) The obligations of Holdings to consummate each Stockholder’s Exchange is subject to the satisfaction (or waiver by Holdings in writing) of the following conditions:
(i) the conditions to the obligations of East to consummate the Merger specified in the Merger Agreement shall have been satisfied or waived in accordance with the provisions of the Merger Agreement and the Merger will occur immediately following the Exchange Time;
(ii) the representations and warranties of each Stockholder contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of immediately prior to the Exchange Time;

(iii) the Stockholders shall have performed all of their respective covenants, agreements and obligations contained in this Agreement that are required to be performed by the Stockholders under this Agreement at or prior to the Exchange Time;
(iv) no Law enacted, entered, promulgated, enforced or issued by any Governmental Authority shall be in effect preventing the consummation of, or otherwise making illegal, the Exchange of any Stockholder; and
(v) each Stockholder’s Exchange will occur simultaneously at the Exchange Time.
2. Termination. This Agreement shall terminate automatically and without further action at any time prior to the Exchange Time, upon the earliest to occur of: (a) the valid termination of the Merger Agreement in accordance with its terms, and (b) the mutual written agreement of Parent and the Key Stockholders (such date, the “Termination Date”); provided that the termination of this Agreement shall not prevent any party hereto from seeking any remedies (at law or in equity) against any other party hereto for that party’s Willful Breach of this Agreement that may have occurred on or before such termination. For the purpose hereof, “Willful Breach” means a breach of any covenant or agreement in this Agreement that is a consequence of an act or failure to act undertaken or omitted to be taken by or on behalf of the breaching party with the actual knowledge that the taking of such act or failure to take such act would cause or constitute a breach of the relevant covenant or agreement in this Agreement.
3. Certain Covenants.
3.1 Transfers. Beginning on the date hereof until the Termination Date, each Stockholder hereby covenants and agrees that, except as expressly permitted by this Agreement, (a) such Stockholder shall not, directly or indirectly (i) tender any shares of Company Class A Common Stock and/or Company Class B Common Stock into any tender or exchange offer, (ii) offer, sell, transfer, assign, exchange, pledge, hypothecate, encumber, or otherwise dispose of (collectively, “Transfer”) or enter into any contract, option, agreement, understanding or other arrangement with respect to the Transfer of, any shares of Company Class A Common Stock and/or Company Class B Common Stock or beneficial ownership, voting power or any other interest thereof or therein (including by operation of law), except for (A) the contribution, assignment, transfer, conveyance and delivery to Holdings of such Stockholder’s Rollover Shares in accordance with Section 1, and (B) the Support Agreement, (iii) grant any proxies or powers of attorney, deposit any shares of Company Class A Common Stock and/or Company Class B Common Stock into a voting trust or enter into a voting agreement with respect to any shares of Company Class A Common Stock and/or Company Class B Common Stock that is inconsistent with this Agreement, (iv) take an action that would reasonably be expected to prevent or materially impair or materially delay the consummation of the transactions contemplated by this Agreement or the Merger Agreement or (v) commit or agree to take any of the foregoing actions. Notwithstanding anything to the contrary in this Agreement, each Stockholder may Transfer any or all of the Rollover Shares, (1) subject to the prior written consent of Parent, in its reasonable discretion, for estate planning purposes of such Stockholder or (2) otherwise with the prior written consent of Parent, which may be granted or withheld by Parent in its sole discretion; provided, that prior to and as a condition to the effectiveness of any Transfer of Rollover Shares, the Person to whom any of such Rollover Shares or any interest in any of such Rollover Shares is or may be transferred shall, unless otherwise agreed by Parent, have executed and delivered to Parent a counterpart of this Agreement pursuant to which such Affiliate shall be bound by all of the terms and provisions of this Agreement. Any Transfer in violation of this Section 3.1 shall be void ab initio.

3.2 Documentation and Information. Each Stockholder shall permit and hereby consents to and authorizes East and Parent to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent reasonably determines to be necessary in connection with the Merger Agreement and any of the transactions contemplated by the Merger Agreement, including a copy of this Agreement, the identity of each Stockholder and their respective ownership of Rollover Shares and the nature of the Stockholders’ commitments and obligations under this Agreement. Subject to applicable law, Parent shall use commercially reasonable efforts to permit the Key Stockholders to review references to the Key Stockholders included in written public communications made by Parent to its investors.
3.3 Adoption of Holdings LLCA.  Each of Parent, Holdings and the Stockholders receiving Exchange Units hereunder shall each execute and deliver to one another the Holdings LLCA concurrently with the issuance of the Exchange Units at the Exchange Time.
3.4               Additional Collaboration Matters. Each of Parent and the Key Stockholders shall use commercially reasonable efforts to collaborate on the matters set forth on Schedule E.
4. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to Parent and Holdings as follows:
4.1 Due Authority. Such Stockholder, if not a natural person, is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. Such Stockholder has all requisite corporate or other similar power and authority and has taken all corporate or other similar action necessary (including approval by the board of directors or applicable governing bodies) to execute, deliver, comply with and perform its obligations under this Agreement in accordance with the terms hereof and to consummate the transactions contemplated hereby, and no other action on the part of or vote of holders of any securities of, or interests in such Stockholder is necessary to authorize the execution and delivery of, compliance with and performance by such Stockholder of this Agreement. This Agreement has been duly executed and delivered by the Stockholder and, assuming the due execution and delivery of this Agreement by all of the other parties hereto, constitutes a legal, valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally.
4.2 No Conflict. The execution and delivery of, compliance with and performance of this Agreement by such Stockholder do not and will not (i) if not a natural person, conflict with or result in any violation or breach of any provision of the certificate of formation or operating agreement or similar organizational documents of such Stockholder, (ii) conflict with or result in a violation or breach of any applicable Law, or (iii) require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which such Stockholder is entitled, under any Contract binding upon such Stockholder, or to which any of its properties, rights or other assets are subject, except in the case of clauses (ii) and (iii) above, any such violation, breach, conflict, consent, default, termination, acceleration, cancellation or loss that would not prevent or impair the ability of such Stockholder to perform its obligations under this Agreement.

4.3 Consents. To such Stockholder’s knowledge, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person, is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement or, except as disclosed on Schedule F, the consummation by such Stockholder of the transactions contemplated hereby, except (a) as required by the rules and regulations promulgated under the Exchange Act, the Securities Act, or state securities, takeover and “blue sky” laws, (b) compliance with any applicable requirements of the HSR Act, or (c) as required by the applicable rules and regulations of the SEC or any applicable stock exchange.
4.4 Ownership. Such Stockholder is the owner of the shares of Company Class A Common Stock and/or Company Class B Common Stock set forth under “Total Held Shares” opposite such Stockholder’s name on Schedule A, representing all beneficially owned shares of Company Common Stock held by such Stockholder, all of which are free and clear of any liens, other than as set forth on Schedule F or in the Schedule 13D filed by Max L. Fuller and the other filers with the SEC on July 26, 2018 (as amended through the date hereof, the “Schedule 13D”) and those arising under applicable securities laws or created by (a) this Agreement and the Support Agreement, (b) the Voting Agreement, dated June 13, 2018, by and among the East stockholders party thereto (the “Voting Agreement”), (c) the Registration Rights Agreement, dated June 13, 2018, by and among East and the East stockholders party thereto (the “Registration Rights Agreement”), and (d) the Stockholders’ Agreement, dated June 13, 2018, by and among East and the East stockholders party thereto, as amended by the Amendment to Stockholders’ Agreement, dated May 24, 2019, and as further amended by the Second Amendment to Stockholders’ Agreement, dated March 20, 2023 (collectively, the “Stockholders’ Agreement”). Such Stockholder has the full legal right, power and authority to deliver such Stockholder’s Rollover Shares to Holdings pursuant to Section 1 in exchange for the Exchange Units. Such Stockholder has the sole right to contribute, assign, transfer, convey and deliver to Holdings in accordance with this Agreement all of such Stockholder’s Rollover Shares, free and clear of any and all liens, except as may exist by reason of this Agreement, the Merger Agreement and applicable securities laws, and none of such Rollover Shares is subject to any pledge, disposition, transfer or other agreement, arrangement or restriction, except as contemplated by this Agreement, the Support Agreement, the Voting Agreement, the Registration Rights Agreement, the Stockholders’ Agreement, or as set forth on Schedule F or in the Schedule 13D. Such Stockholder has not entered into any agreement to Transfer any Rollover Shares (other than this Agreement) and no person has any right to acquire any of the Rollover Shares held by such Stockholder.
4.5 Absence of Litigation. There is no legal action pending against, or, to the knowledge of such Stockholder, threatened against such Stockholder that would reasonably be expected to (i) create or result in any lien on such Stockholder’s Rollover Shares or (ii) prevent, or impair the ability of such Stockholder to perform its obligations under this Agreement.
4.6 Investment. The Exchange Units to be acquired by such Stockholder pursuant to this Agreement will be acquired for such Stockholder’s own account and not with a view to, or intention of, distribution thereof in violation of any applicable state securities laws. Such Stockholder is an “accredited investor” within the meaning of Rule 501 of Regulation D of the SEC. Such Stockholder is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in such Stockholder’s Exchange Units. Such Stockholder is able to bear the economic risk of its investment in such Stockholder’s Exchange Units for an indefinite period of time because such Stockholder’s Exchange Units will be subject to restrictions on Transfer under the Holdings LLCA and have not been and will not be registered under the Securities Act and, therefore, cannot be sold other than in accordance with the Holdings LLCA and under an exemption from such registration is available. Such Stockholder has had an opportunity to ask questions and receive answers concerning the terms and conditions applicable to such Stockholder’s Exchange Units, has reviewed (with those of such Stockholder’s advisors it has chosen to consult) and understands the terms, conditions, rights and obligations set out in the Holdings LLCA, and has had access to such other information concerning Holdings as such Stockholder has requested.

4.7 Finders Fees. No broker, investment bank, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.
5. Representations and Warranties of Parent and Holdings. Parent and Holdings hereby represent and warrant to the Stockholders as follows:
5.1 Due Authority. Each of Parent and Holdings is a legal entity duly incorporated or otherwise organized, validly existing and in good standing under the Laws of its jurisdiction of formation. Each of Parent and Holdings has all requisite corporate or similar power and authority and has taken all corporate or similar action necessary (including approval by the board of directors or applicable governing bodies) to execute, deliver and perform its obligations under this Agreement in accordance with the terms hereof and no other corporate or similar action by Parent or Holdings or vote of holders of any class of the capital stock or equity interests of Parent or Holdings is necessary to approve and adopt this Agreement. This Agreement has been duly executed and delivered by Parent and Holdings and, assuming the due execution and delivery of this Agreement by all of the other parties hereto, constitutes a valid and binding agreement of each of Parent and Holdings enforceable against each of them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally.
5.2 No Conflict. The execution, delivery and performance by each of Parent and Holdings of this Agreement do not and will not, other than as provided in the Merger Agreement with respect to the Merger and the other transactions contemplated thereby, (i) conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or the similar organizational documents of Holdings, (ii) conflict with or result in a violation or breach of any applicable Law, or (iii) require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which Parent and any of its Subsidiaries are entitled, under any Contract binding upon Parent or any of its Subsidiaries, or to which any of their respective properties, rights or other assets are subject, except in the case of clauses (ii) and (iii) above, any such violation, breach, conflict, consent, default, termination, acceleration, cancellation or loss that would not prevent or impair the ability of Parent or Holdings to perform its obligations under this Agreement.

5.3 Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person, is required by or with respect to Parent or Holdings in connection with the execution and delivery of this Agreement or the consummation by Parent and Holdings of the transactions contemplated hereby, except (a) as required by the rules and regulations promulgated under the Exchange Act, the Securities Act, or state securities, takeover and “blue sky” laws, (b) compliance with any applicable requirements of the HSR Act, or (c) as required by the applicable rules and regulations of the SEC or any applicable stock exchange.
5.4 Absence of Litigation. There is no legal action pending against, or, to the knowledge of Parent, threatened against or affecting Parent or Holdings that would reasonably be expected to prevent, or impair the ability of Parent or Holdings to perform its obligations under this Agreement.
5.5 Exchange Units. The Exchange Units, when issued to the Stockholders at the Exchange Time and consummation of the Exchange, will be duly authorized, validly issued and outstanding, and issued free and clear of any liens created by Parent or Holdings (other than those arising under the Holdings LLCA or this Agreement) or arising under applicable securities laws.
5.6 Ownership Structure.  Holdings is a direct wholly owned subsidiary of Parent. Liberty Holdings Midco Inc., a Delaware corporation (“Midco”), is a direct wholly owned subsidiary of Holdings. Immediately prior to the Exchange Time, Merger Sub is a direct wholly owned subsidiary of Midco.  Immediately after the Exchange Time, East will be a direct wholly owned subsidiary of Midco.
6. Stockholder Capacity. This Agreement is being entered into by each Stockholder solely in its capacity as a record and/or beneficial owner of the Rollover Shares, and nothing in this Agreement shall restrict or limit the ability of such Stockholder or any of its Affiliates or Representatives who is a director or officer of East or any of East’s subsidiaries to take, or refrain from taking, any action in his or her capacity as a director or officer of East or any of its affiliates, including the exercise of fiduciary duties to East or its stockholders, and any such action taken in such capacity or any such inaction shall not constitute a breach of this Agreement.
7. Restrictive Covenants.
7.1 Each Key Stockholder agrees and acknowledges that (i) by virtue of his and his Affiliates’ significant ownership of shares of Company Class A Common Stock and/or Company Class B Common Stock, he and they will receive substantial value in the Merger and by virtue of this Agreement and pursuant to the Holdings LLCA; (ii) by nature of such Key Stockholder’s position with, and significant control over, East, such Key Stockholder has significant knowledge of, and experience relating to, the business and operations of East and its Subsidiaries, which, if exploited by such Key Stockholder in contravention of this Section 7, would seriously and adversely affect the ability of Parent and its Subsidiaries to derive the benefit and value from East and its Subsidiaries for which it is purchasing in the Merger and by virtue of this Agreement and pursuant to the Holdings LLCA; (iii) such Key Stockholder’s commitments under this Section 7 are a material inducement to enter into the Merger Agreement and this Agreement and to consummate the transactions contemplated hereby and thereby, and Parent and Holdings have a legitimate business interest in seeking and obtaining the commitments under this Section 7; and (iv) Parent and Holdings would not be willing to enter into the Merger Agreement and this Agreement and to consummate the transactions contemplated hereby and thereby absent the Key Stockholders’ commitments under this Section 7.

7.2 Each Key Stockholder agrees that, during the Restricted Period, such Key Stockholder shall not, directly or indirectly, in whole or in part, own, manage, control, operate, endorse, support, be employed by, perform services for, consult with, solicit business for, participate in, provide or facilitate any financing for, or in any other way engage in, any Restricted Activity (as defined below). Notwithstanding the foregoing, nothing in this Section 7 shall prohibit or in any way restrict a Key Stockholder from (w) making or maintaining passive investments of no more than five percent (5%) of the outstanding equity securities of any class of equity securities of any entity engaged in the Restricted Activity that is listed for trading on any recognized national securities exchange, (x) owning Exchange Units or exercising its rights or complying with its obligations under the Holdings LLCA, (y) upon request by Parent, engaging in activities on behalf of Parent or any of its Subsidiaries, and (z) with written consent by Parent, which may be withheld in Parent’s sole discretion.
7.3 Each Key Stockholder agrees that, during the Restricted Period, such Key Stockholder shall not, directly or indirectly, whether for such Key Stockholder’s own account or for the account of any other Person:
(a) solicit or communicate with, attempt to communicate with, or meet with any of the current, former or prospective customers of East or any of its Subsidiaries for any Restricted Activity; or
(b) urge, induce, or seek to urge or induce any of East or any of its Subsidiaries’ current or former customers or any other Person with whom East or any of its Subsidiaries has had any business relationship to terminate any business relationship with any of East or any of its Subsidiaries or, to such Key Stockholder’s knowledge, Parent or any of its Subsidiaries or to cancel, reduce, limit or in any manner interfere with the business relationship of East or any of its Subsidiaries or, to Key Stockholder’s knowledge, Parent or any of its Subsidiaries with any customer of any of them or any other Person with whom East or any of its Subsidiaries or, to Key Stockholder’s knowledge, Parent or any of its Subsidiaries has any business relationship.
7.4 Each Key Stockholder agrees that, during the Restricted Period, such Key Stockholder shall not, directly or indirectly, whether for such Key Stockholder’s own account or for the account of any other Person, (i) solicit, offer employment to or hire, or encourage, facilitate or assist any other Person in connection with the solicitation, offering of employment to or hiring of, any individual who is or was an officer or employee of East or any of its Subsidiaries or Parent or any of its Subsidiaries, except (A) for such individuals who have (1) ceased to be an officer or employee of East, Parent and their respective Subsidiaries for at least nine (9) months or (2) have been a Terminated Employee for at least three (3) months following the date of such Terminated Employee’s termination of employment or (B) as set forth on Schedule C hereto, or (ii) encourage, facilitate or assist any such individual in connection with the termination of his or her employment with East, Parent or any of their Subsidiaries; provided, however, that no Key Stockholder shall be prohibited from (i) initiating searches for employees through the use of general advertisement or through the engagement of firms to conduct searches that are not targeted or focused on the employees or officers of East, Parent or any of their Subsidiaries or (ii) offering employment to, or hiring the other Key Stockholder.  “Terminated Employee” means an officer or employee of East or any of its Subsidiaries or Parent or any of its Subsidiaries whose employment was terminated without “cause” (or term of similar import, as defined in any applicable agreement or arrangement between such officer or employee and East, Parent or any of their respective Subsidiaries) by East or any of its Subsidiaries or Parent or any of its Subsidiaries.

7.5 For purposes of this Section 7, the following terms shall have the following meanings:
(a) “Restricted Period” means the period from the Exchange Time until the fifth (5th) anniversary of the Closing Date; provided that, solely for purposes of Section 7.3(b) and Section 7.4, the Restricted Period shall include the period beginning on the date of this Agreement and ending on the Termination Date, but during such period, such provisions shall be read to exclude references to Parent and its Subsidiaries.
(b) “Restricted Activity” means any activity requiring FMCSA Authority. Notwithstanding the foregoing, “Restricted Activity” shall not include any of the following activities: (i) involvement with Transcard Payments, LLC (including its FreightX platform), DriverTech LLC and Freightwaves, Inc (so long as such entities and their Affiliates do not engage in any activity that requires FMCSA Authority) and (ii) being employed by, providing services to, investing in, or otherwise being associated with any autonomous driving, electric powered, or hydrogen powered, heavy duty truck original equipment manufacturing company, but only so long as such company and its Affiliates do not engage in any activity that requires FMCSA Authority other than FMCSA Authority that is incidental to the operation of their autonomous driving, electric powered, or hydrogen powered products.  “FMCSA Authority” means operating authority for freight transportation, brokerage, or forwarding that is granted by the Federal Motor Carrier Safety Administration for carrier, broker or freight forwarder operations.
7.6 The Restricted Period, as to each Key Stockholder, will be tolled for any period during which such Key Stockholder is in breach of any of the restrictions set forth in this Section 7.
7.7 Each Key Stockholder agrees that any breach of the terms of this Section 7 would result in irreparable injury and damage to Parent and its Affiliates for which Parent and its Affiliates would have no adequate remedy at law; such Key Stockholder therefore also agrees that in the event of said breach or any threat of breach, Parent shall be entitled to seek an immediate injunction and restraining order to prevent such breach or threatened breach or continued breach by such Key Stockholder without having to prove damages, in addition to any other remedies to which Parent may be entitled at law or in equity. The terms of this Section 7 shall not prevent Parent from pursuing any other available remedies for any breach or threatened breach of this Section 7, including, without limitation, the recovery of damages from the breaching Key Stockholder.

7.8 The nature and scope of the foregoing provisions of this Section 7 have been carefully considered by each Key Stockholder and Parent. The Key Stockholders and Parent agree and acknowledge that (i) the duration, scope and geographic areas applicable to such provisions are fair, reasonable and necessary to protect the goodwill of Parent and its Subsidiaries, including East as the Surviving Corporation and its Subsidiaries, from and after the date hereof, and (ii) adequate compensation has been received, directly or indirectly, by each Key Stockholder for such obligations. Each Key Stockholder acknowledges and agrees that such Key Stockholder will not assert or claim, or raise as a defense, in any judicial proceeding or otherwise, that any of such provisions are unenforceable as a matter of public policy or otherwise or that any of the duration, scope and geographic areas applicable to such provisions is or was not fair, reasonable or necessary or that adequate compensation was not received by such Key Stockholder, directly or indirectly, for such obligations. If, however, for any reason any court determines that any such provisions are or were not fair, reasonable or necessary or that consideration was inadequate, such provisions shall be interpreted, modified or rewritten to include as much of the duration, scope and geographic area identified in this Section 7 as will render such restrictions valid and enforceable. Furthermore, each Key Stockholder acknowledges and agrees that the law of Nevada shall govern the construction, validity and enforceability of this Section 7 and all of such Key Stockholder’s obligations arising hereunder and such Key Stockholder agrees not to claim or assert that the law or policies of any jurisdiction other than Nevada governs the construction, validity or enforceability of this Section 7.
8. Release. Effective on the Closing Date, each Stockholder, for and on behalf of itself and each of its Affiliates, heirs, administrators, executors and assigns (each of the foregoing, a “Releasing Party”), hereby irrevocably and unconditionally releases and forever discharges East and its Subsidiaries and each other Person who is now, or who will have been at any time prior to the Closing, an officer, director, direct or indirect stockholder, general partner, member or manager of East and its Affiliates or any of their present or former Subsidiaries or Affiliates (or a fiduciary of any employee benefit plan of East or any of its Subsidiaries), and each Person controlling any of the foregoing Persons (each of the foregoing, a “Released Party”), from any and all claims, rights, obligations, debts, liabilities, actions or causes of action of every kind and nature, whether foreseen or unforeseen, contingent or actual, and whether now known or hereafter discovered, which any of the Releasing Parties had, now has or may in the future have, at law or in equity, against any Released Party arising through the date of this Agreement. Notwithstanding the foregoing, this release will not be deemed to waive and release any claims or rights of such Stockholder (i) as an officer or director of East or any of its Subsidiaries with respect to any claims or rights to indemnification, exculpation, reimbursement or advances of expenses under their respective organizational documents, each as amended to date, under any agreement to which such Stockholder is a party or under the Merger Agreement, (ii) for accrued and earned, but unpaid wages through the date of such Stockholder’s termination of employment with East and its Subsidiaries, (iii) for unpaid reimbursements for duly incurred business expenses through the date of such Stockholder’s termination of employment with East and its Subsidiaries in accordance with applicable policies of East and its Subsidiaries, (iv) to participate in continuation coverage under the medical plans of East and its Subsidiaries pursuant to COBRA, or (v) that may not be waived under applicable Law (items (i) through (v) are “Carveouts”).
9. Resignation. Each of the Key Stockholders hereby voluntarily resigns from all positions he holds at East or any of its Subsidiaries, including all positions as a director, officer and employee of East or any of its Subsidiaries, effective as of immediately prior to the Closing. Each Key Stockholder hereby agrees and acknowledges that such resignation shall not be for “good reason” (or term of similar import, as defined in any applicable agreement or arrangement between such Key Stockholder and East or any of its Subsidiaries), nor shall it constitute an involuntary termination of employment without “cause” (or term of similar import, as defined in any applicable agreement or arrangement between such Key Stockholder and East or any of its Subsidiaries), nor shall it give rise to any severance benefits or other entitlements (other than, if applicable, the Carveouts and the Cooperation Provisions).  For the avoidance of doubt, in connection with the foregoing resignations, (i) neither Key Stockholder shall be required to, and Parent shall cause East to waive, the 90-day notice requirements set forth in the first sentence of Section 5 of the Amended and Restated Executive Employment Agreement, dated April 30, 2018, by and between Max L. Fuller, East, and New Mountain Lake Holdings, LLC (the “M. Fuller Employment Agreement”) and in the first sentence of Section 5 of the Amended and Restated Executive Employment Agreement, dated April 30, 2018, by and between William Eric Fuller, East, and New Mountain Lake Holdings, LLC (the “E. Fuller Employment Agreement”), as applicable.  In addition, Parent agrees from and after the effective time of the foregoing resignations, the obligations of each of the Key Stockholders set forth in Sections 8.2, 8.3 and 8.4 of the M. Fuller Employment Agreement or the E. Fuller Employment Agreement, as applicable, shall be superseded by the obligations of the Key Stockholders under Section 7 of this Agreement.  “Cooperation Provisions” mean obligations of East to reimburse Key Stockholders for cooperation with respect to certain matters occurring during that Key Stockholder’s employment with East or any of its Subsidiaries set forth in Section 6 of the M. Fuller Employment Agreement or the E. Fuller Employment Agreement, as applicable.

10. Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Company Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Company Common Stock” and “Rollover Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.
11. Certain Tax Matters. The parties’ agreement with respect to certain tax matters is described on Schedule D hereto.
12. Further Assurances. The Stockholders shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request to the extent necessary to effect the transactions contemplated by this Agreement.
13. Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly delivered and received using one or a combination of the following methods: (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (iii) immediately upon delivery by hand or by fax; or (iv) on the date sent by email. In each case, the intended recipient is set forth below:
if to Parent or Holdings to:
Knight-Swift Transportation Holdings Inc.
2002 West Wahalla Lane
Phoenix, AZ 85027

Attention:	Todd F. Carlson, General Counsel
Email:

with copies (which will not constitute notice) to:
Scudder Law Firm, P.C., L.L.O.
411 South 13th Street, Second Floor
Lincoln, NE 68508

Attention:	Mark A. Scudder
Email:

and

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004

Attention:	Philip Richter
E-mail:
if to the Stockholders, to the address, email or fax set forth on Schedule A for each Stockholder.

14. Interpretation. Where a reference in this Agreement is made to a section or schedule, such reference shall be to a section of or schedule to this Agreement unless otherwise indicated. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if,” any reference to a Law shall include any rules and regulations promulgated thereunder, and any reference to any Law in this Agreement shall mean such Law as from time to time amended, modified or supplemented. Each reference to a “wholly owned Subsidiary” or “wholly owned Subsidiaries” of a Person shall be deemed to include any Subsidiary of such Person where all of the equity interests of such Subsidiary are directly or indirectly owned by such Person (other than directors qualifying shares, nominee shares or other equity interests that are required by law or regulation to be held by a director or nominee).
15. Entire Agreement. This Agreement (along with the documents referenced herein), the Merger Agreement and the Support Agreement collectively constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties hereto, with respect to the subject matter hereof.
16. No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except that the Released Parties shall be express third party beneficiaries of Section 8 and Section 9 hereof.
17. Governing Law; Waiver of Jury Trial. This Agreement is governed by and construed in accordance with the Laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause or permit the application of laws of any jurisdictions other than those of the State of Nevada. Each of the parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding arising out of or relating to this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 13 or in such other manner as may be permitted by applicable Law, but nothing in this Section 17 will affect the right of any party to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Chosen Courts in the event that any dispute or controversy arises out of or relates to this Agreement; (iii) irrevocably and unconditionally agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (iv) agrees that any Legal Proceeding arising out of or relating to this Agreement will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding arising out of or relating to this Agreement in any court other than the Chosen Courts. Each of the parties agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND AGREES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (c) IT MAKES THIS WAIVER VOLUNTARILY; AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17.

18. Assignment; Successors. Other than as provided herein, neither this Agreement nor any of the rights, interests or obligations under this Agreement (including those set forth in Section 1.1(a)) may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.
19. Enforcement. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform the provisions of this Agreement (including any party hereto failing to take such actions that are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that (a) the parties hereto will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to seek an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement or to enforce specifically the terms and provisions hereof, (b) the parties hereto will not assert that a remedy of monetary damages would provide an adequate remedy for such breach and (c) the right of specific enforcement is an integral part of the transactions contemplated hereby and without that right, none of Parent, Holdings or the Stockholders would have entered into this Agreement.
20. Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
21. Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart. Any such counterpart, to the extent delivered by electronic delivery, will be treated in all manners and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto may raise the use of an electronic delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an electronic delivery, as a defense to the formation of a contract, and each party hereto forever waives any such defense, except to the extent such defense relates to lack of authenticity.
22. Amendment; Waiver. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance. No failure or delay on the part of a party in the exercise of any right or remedy hereunder shall impair such right or power or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right or power.
23. No Presumption Against Drafting Party. Parent, Holdings and the Stockholders acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
24. No Agreement until Executed. This Agreement shall not be effective unless and until the Company Board has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Charter or Bylaws, the Merger Agreement, the Support Agreement and the transactions contemplated by the Merger Agreement and the Support Agreement, including the Merger.
[Signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.
PARENT

KNIGHT-SWIFT TRANSPORTATION HOLDINGS INC.

By:	/s/ David A. Jackson
Name:	David A. Jackson
Title:	President and Chief Executive Officer

HOLDINGS

LIBERTY HOLDINGS TOPCO LLC By: Knight-Swift Transportation Holdings Inc, its sole Member

By:	/s/ David A. Jackson
Name:	David A. Jackson
Title:	President and Chief Executive Officer

KEY STOCKHOLDERS

MAX L. FULLER

By:	/s/ Max Fuller

WILLIAM E. FULLER

By:	/s/ William E. Fuller

STOCKHOLDERS

FSBSPE 1, LLC

By:	/s/ Max Fuller
Name:	Max L. Fuller
Title:	Manager

[Signature Page to Rollover Agreement]

FSBSPE 2, LLC

By:	/s/ Max Fuller
Name:	Max L. Fuller
Title:	Manager

FSBSPE 3, LLC

By:	/s/ Max Fuller
Name:	Max L. Fuller
Title:	Manager

FULLER FAMILY ENTERPRISES, LLC

By:	/s/ Janice Fuller
Name:	Janice B. Fuller
Title:	Managing Member

By:	/s/ Max Fuller
Name:	Max L. Fuller
Title:	Managing Member

MAX L. FULLER FAMILY LIMTED PARTNERSHIP

By:	/s/ William E. Fuller
Name:	William E. Fuller
Title:	Managing General Partner

MAX L. FULLER 2008 IRREVOCABLE TRUST FBO WILLIAM E. FULLER

By:	/s/ William E. Fuller
Name:	William E. Fuller
Title:	Trustee

[Signature Page to Rollover Agreement]

Back to Schedule 13 D/A